Exhibit 1.1

MEMORANDUM AND ARTICLES OF ASSOCIATION
OF
SOCIEDAD QUIMICA Y MINERA DE CHILE S.A.
FREE TRANSLATION.
* * * * * * *

I.	CONSTITUTION.

Sociedad Química y Minera de Chile S.A., hereinafter also and indistinctly referred to as the Corporation or SQM, was constituted by public deed awarded on June 17, 1968 before Santiago Notary Public Mr. Sergio Rodríguez Garcés. Its abstract was registered on June 29, 1968 in the Business Registry of the Santiago Real Estate Property Register, on page 4.533 No. 1.991. The Corporation’s existence was approved by Decree No. 1.164 (Decreto Supremo No. 1.164) from June 22, 1968 of the Ministry of Finance, and also registered on June 29, 1968 in the Business Registry of the Santiago Real Estate Property Register, on page 4.537 No. 1.992, and inscribed within the margin of the corporate registration. The abstract of the articles of incorporation, approved by the Superintendency of Insurance Companies, Corporations, and Stock Exchanges, and the Decree authorizing the Corporations’ existence, were published in the Official Gazette (Diario Oficial) No. 27.080, on June 29, 1968.

II.	AMENDMENTS.

1.
The By-Laws were amended at the Corporation’s General Extraordinary Shareholders’ Meeting held on October 9, 1969 and an abstract was executed into public deed on October 13, 1969 before Santiago Notary Public Mr. Sergio Rodríguez Garcés. The abstract of this deed, approved by the Superintendency of Insurance Companies, Corporations, and Stock Exchanges, was registered on February 5, 1970 in the Business Registry of the Santiago Real Estate Property Register, on page 947 No. 447, and was inscribed within the margin of the corporate registration. The amendment was approved by Decree No. 63 of January 26, 1970 of the Ministry of Finance, and was registered on February 5, 1970 in the Business Registry of the Santiago Real Estate Property Register, on page 948 No. 448, and inscribed within the margin of the abstract’s registration of the deed of amendment. The deed of amendment’s abstract and the Decree approving the amendment were published in the Official Gazette No. 27.566 on February 7, 1970.

Among other matters, this amendment established a preferred dividend for Series "A" shares of the Corporation’s net earnings originated in the draw-back awarded by Decree No. 914 of September 4, 1969 of the Ministry of Economy, Development and Reconstruction.

2.
The By-Laws were amended at the Corporation’s General Extraordinary Shareholders’ Meeting held on April 21, 1977 and an abstract was executed into public deed on May 19, 1977 before Santiago Notary Public Mr. Jaime Morandé Orrego. This public deed was subsequently complemented by the public deeds awarded on May 15 and September 21, 1978, before Santiago Notary Public Mr. Jaime Morandé Orrego. The amendment was approved by means of Exempt Resolution No. 256-S of June 27, 1979 of the Superintendency of Insurance Companies, Corporations, and Stock Exchanges. The certificate from the General Secretary of that Superintendency regarding the mentioned Resolution and abstract of the deed of amendment, was published in the Official Gazette No. 30.408 on July 7, 1979, registered in the Business Registry of the Santiago Real Estate Property Register on page 8.068 No. 4.908 on July 9, 1979, and inscribed within the margin of the corporate registration.

Among other matters, this amendment specified the corporate purposes, eliminated the division of shares into Series, increased the payment term for share capital and reduced the period for SQM’s Directors to 2 years.

3.
The By-Laws were amended at the Corporation’s General Extraordinary Shareholders’ Meeting held on April 19, 1979 and an abstract was executed into public deed on May 18, 1979 before Santiago Notary Public Mr. Jaime Morandé Orrego. This deed was subsequently complemented by a public deed executed on January 8, 1980 before Santiago Notary Public Mr. Jaime Morandé Orrego . The amendment was approved by means of Resolution No. 020-S of January 14, 1980 of the Superintendency of Insurance Companies, Corporations, and Stock Exchanges. The certificate of the General Secretary of that Superintendency regarding this Resolution, the abstract of the deed of amendment and its complementary deed was registered in the Business Registry of the Santiago Real Estate Property Register, on page 1.080, No. 569, on January 21, 1980, and inscribed within the margin of the corporate registration.  The abstract of the deed of amendment and the aforementioned certificate were published in the Official Gazette No. 30.572, on January 24, 1980.

Among other matters, this amendment reduced the number of Directors to 7 and eliminated the positions of alternate Directors.

4.
The By-Laws were amended at the Corporation’s General Extraordinary Shareholders’ Meeting held on July 6, 1981 and an abstract was executed into public deed on July 6, 1981 before Santiago Notary Public Mr. Jaime Morandé Orrego. This deed was subsequently complemented by a public deed also executed before Santiago Notary Public Mr. Rubén Galecio Gómez, on October 20, 1981. The amendment was approved by means of Resolution No. 652 of October 21, 1981 from the Superintendency of Securities and Insurances. The certificate of the General Secretary of that Superintendency regarding the mentioned Resolution, the abstract of the deed of amendment and the complementary deed was registered in the Business Registry of the Santiago Real Estate Property Register, on page 23.170 No. 12.751, on December 15, 1981 and inscribed within the margin of the corporate registration.  The abstract of the deed of amendment and the aforementioned certificate were published in the Official Gazette No. 31.142, on December 16, 1981.

Among other matters, this amendment increased share capital of US$ 40,000,000, divided into 40,000,000 shares with a nominal value of US$ 1 each, to US$ 123,491,099 divided into 123,491,099 shares with a nominal value of US$ 1 each.

5.
The By-Laws were amended at the Corporation’s General Extraordinary Shareholders’ Meeting held on April 14, 1982 and an abstract was executed into public deed on April 15, 1982 before Santiago Notary Public Mr. Rubén Galecio Gómez.  The abstract of this deed of amendment was published in the Official Gazette No. 31.255 on May 4, 1982, registered in the Business Registry of the Santiago Real Estate Property Register on page 7.600, No. 4.184 on May 7, 1982, and inscribed within the margin of the corporate registration.

Among other matters, this amendment adjusted the by-laws to comply with the provisions of Law No. 18.046 of 1981.

6.
The By-Laws were amended at the Corporation’s General Extraordinary Shareholders’ Meeting held on August 5, 1982 and an abstract was executed into public deed on September 6, 1982, before Santiago Notary Public Mr. Patricio Zaldívar Mackenna. The abstract of this deed of amendment was published in the Official Gazette No. 31.377, on September 27, 1982, registered in the Business Registry of the Santiago Real Estate Property Register, on page 16.546, No. 9.482 on September 27, 1982, and inscribed within the margin of the corporate registration.

Among other matters, this amendment voluntarily subjected the Corporation to the regulations governing publicly-held corporations and, thereby, obligated it to register its stock in the National Security Register (Registro Nacional de Valores) and establish the incompatibility of the position of Chief Executive Officer with that of Director, Auditor or Accountant and to specify that SQM’s General Ordinary Shareholders’ Meeting appoints the Corporation’s External Auditors on a yearly basis.

7.
The By-Laws were amended at the Corporation’s General Extraordinary Shareholders’ Meeting held on July 26, 1984 and an abstract was executed into public deed on August 9, 1984 before Santiago Notary Public Mr. Mario Baros González. The abstract of the deed of amendment was published in the Official Gazette No. 31.962, on August 31, 1984, registered in the Business Registry of the Santiago Real Estate Property Register on page 12.682, No. 6.912, on August 31, 1984, and inscribed within the margin of the corporate registration.

Among other matters, this amendment reduced share capital to US$79,528,455 by absorbing losses of US$43,962,644 accumulated as of December 31, 1983, thus leaving the Corporation’s share capital divided into 123,491,099 shares without nominal value.

8.
The By-Laws were amended at the Corporation’s General Extraordinary Shareholders’ Meeting held on August 8, 1986 and an abstract was executed into public deed on August 12, 1986 before Santiago Notary Public Mr. Mario Baros González. The abstract of this deed of amendment was registered in the Business Registry of the Santiago Real Estate Property Register, on page 15.600, No. 8.754, on August 22, 1986 and inscribed within the margin of the corporate registration.  This abstract was corrected, registering the correction on page 17.211, No. 9.564, on September 15, 1986 and inscribing it within the margin of the aforementioned Business Registry.  Both abstracts were published in the Official Gazettes No. 32.554 and No. 32.572, on August 22, 1986 and September 13, 1986, respectively.

Among other matters, this amendment adapted the By-Laws to provisions contained in Title XII of Decree Law No. 3.500 of 1980, adding Articles 1 Bis, 5 Bis, 16 Bis, 18 Bis, 27 Bis, 28 Bis, 31 Bis, 36 Bis and a ninth chapter with "Special Regulations".

9.
The By-Laws were amended at the Corporation’s General Extraordinary Shareholders’ Meeting held on December 5, 1988 and an abstract was executed into public deed on January 19, 1989 before Santiago Notary Public Mr. Patricio Zaldívar Mackenna. The abstract of this deed of amendment was registered in the Business Registry of the Santiago Real Estate Property Register, on page 3.263, No. 1.555, on February 1, 1989, inscribed within the margin of the corporate registration and published in the Official Gazette No. 33.289, on February 3, 1989.

Among other matters, this amendment modified the Corporations’ name, established its indefinite duration and extended its corporate purposes.

10.
The By-Laws were amended at the Corporation’s General Extraordinary Shareholders’ Meeting, held on April 23, 1993 and an abstract was executed into public deed on April 27, 1993 before Santiago Notary Public Mr. Juan Ricardo San Martín Urrejola. The abstract of this deed of amendment was published in the Official Gazette No. 34.554 on April 30, 1993, registered on page 8.675, No. 7.186 of the Business Registry of the Santiago Real Estate Property Register for 1993 and inscribed within the margin of the corporate registration.

Among other matters, this amendment (a) increased the Corporation’s share capital of US$79,528,455, divided into 123,491,099 shares without nominal value and fully paid, to US$229,528,455 divided into 123,491,099 Series A shares without nominal value and fully paid, and 83,007,413 Series B shares without nominal value, either fully paid or payable, 16,601,482 shares with US$30,000,000 by means of immediate capitalization of retained earnings equal to that amount, and 66,405,931 shares with US$120,000,000 by means of issuing, subscribing, and paying for these shares within three years of April 23, 1993; (b) established that only Series A shares are able to separately elect, in the respective Meeting, Directors and Inspectors of the Corporation’s accounts and their respective alternates; (c) established that only Series B shares are able to separately elect, in the respective Meeting, the Corporation’s External Auditors; (d) determined that the aforementioned privileges will be in force for 50 years from April 23, 1993; and (e) replaced articles 5, 11, 12, 31, and 32 of the By-Laws and included 2 new temporary articles into the By-Laws.

11.
The By-Laws were amended at the Corporation’s General Extraordinary Shareholders’ Meeting held June 3, 1993 and an abstract was executed into public deed on June 3, 1993 before Santiago Notary Public Mr. Juan Ricardo San Martín Urrejola.  The abstract of this deed of amendment was published in the Official Gazette No. 34,584 on June 7, 1993, and registered on page 13.866 No. 11.475 of the Business Registry of the Santiago Real Estate Property Register for 1993.  This abstract was corrected and the corrections were published in the Official Gazettes No. 34.589, No. 34.600 and No. 34.609 on June 14, 1993, June 26, 1993 and July 8, 1993, respectively.  The corrections were registered on page 15.410, No. 12.761, on July 23, 1993 of the Business Registry of the Santiago Real Estate Property Register for 1993 and inscribed, along with the aforementioned abstract of the deed of amendment, within the margin of the corporate registration.

Among other aspects, this amendment: (a) revoked and fully annulled all agreements adopted at the Corporation’s General Extraordinary Shareholders’ Meeting held June 3, 1993, an abstract of which was executed into public deed on June 3, 1993 before Santiago Notary Public Juan Ricardo San Martín Urrejola; (b) increased the share capital of US$79,528,455, divided into 123,491,099 shares without nominal value and fully paid, to US$229,528,455 divided into 123,491,099 Series A shares without nominal value and fully paid and 83,007,413 Series B shares without nominal value and paid or to be paid, 16,601,482 shares with US$30,000,000 by means of immediate capitalization of retained earnings for that amount, and 66,405,931 with US$120,000,000 by means of issuing, subscribing and paying for such shares within three years of June 3, 1993; (c) increased the number of Directors from 7 to 8; (d) established that Series B shares have a restricted right to vote, since they can only elect 1 Director; (e) established the preference of Series B shares to enable them to -i- call an Ordinary or Extraordinary Meeting when requested by Series B shareholders representing at least 5% of the issued Series B shares and -ii-, call an Extraordinary Board of Directors’ Meeting without the Chairman’s authorization, when requested by the Director elected by Series B shareholders; (f) indicated that before a tie in electing the Chairman, a new election will be called excluding the Director elected by Series B shareholders, and that this exclusion represents a preference for Series A shares; (g) determined that the aforementioned privileges will be in force for 50 years from June 3, 1993; and (h) replaced Articles 5, 9, 11, 12, 14, 15, 19, 28, 30, 31, and, 32 of the By-Laws, and included 2 new temporary articles to the By-Laws.

12.
The By-Laws were amended at the Corporation’s General Extraordinary Shareholders’ Meeting held on December 19, 1994 and an abstract was executed into public deed on December 26, 1994 before Santiago Notary Public Mr. Juan Ricardo San Martín Urrejola.  The abstract of this deed of amendment was published in the Official Gazette on January 6, 1995, registered on January 16, 1995 on page 1.391, No. 1.113 of the Business Registry of the Santiago Real Estate Property Register for 1995 and inscribed within the margin of the corporate registration. This abstract was corrected and the correction was published in the Official Gazette No. 35.067 on January 14, 1995 and inscribed within the margin of the aforementioned registration.

Among other matters, this amendment: (a) adapted the By-Laws to the provisions of Law No. 19.301; (b) extended the specific corporate purposes; (c) indicated that the Corporation’s share capital amounts to US$265,669,746 divided into 120,376,972 Series A shares without nominal value and fully paid, and 83,007,413 Series B shares without nominal value and fully paid; (d) replaced articles 5 Bis, 31, 31 Bis, 41 and 43 of the By-Laws and (e) annulled the first temporary article.

13.
The By-Laws were amended at the Corporation’s General Extraordinary Shareholders’ Meeting held on September 1, 1995 and an abstract was executed into public deed on September 1, 1995 before Santiago Notary Public Mr. Juan Ricardo San Martín Urrejola.  The abstract of this deed of amendment was published in the Official Gazette No. 35.260 on September 4, 1995, registered on September 4, 1995 on page 20.977, No. 16.988 of the Business Registry of the Santiago Real Estate Property Register for 1995 and inscribed within the margin of the corporate registration.

Among other matters, this amendment: (a) increased share capital of US$265,669,746 divided into 120,376,972 Series A shares without nominal value and 83,007,413 Series B shares without nominal value to a new share capital of US$435,669,746 divided into 120,376,972 Series A shares without nominal value and 120,376,972 Series B shares without nominal value and (b) replaced article 5 of the By-Laws, renamed the temporary article as temporary article 1 and incorporated temporary article 2.

14.
The By-Laws were amended at the Corporation’s Extraordinary Shareholders’ Meeting held April 26, 1996 and an abstract was executed into public deed on May 3, 1996 before Santiago Notary Public Mr. Juan Ricardo San Martín Urrejola.  The abstract of this deed of amendment was published in the Official Gazette No. 35.466 on May 14, 1996, registered on page 11.504 No.9.332 of the Business Registry of the Santiago Real Estate Property Register for 1996.

Among other matters, this amendment: (a) indicated that share capital amounts to US$415,160,946 divided into 120,376,972 Series A shares without nominal value and fully paid and 120,376,972 Series B shares without nominal value and fully paid and (b) modified Article 5, annulled transitory article No. 2 and renamed transitory article No.1 as transitory article.

15.
The By-Laws were amended at the Corporation’s Extraordinary Shareholders’ Meeting held on April 28, 1997 and an abstract was executed into public deed on April 28, 1997 before Santiago Notary Public Mr. Juan Ricardo San Martín Urrejola.  The abstract of this deed of amendment was published in the Official Gazette No. 35.758 on May 6, 1997, registered on May 9, 1997 on page 11.099 No. 8.802 of the Business Registry of the Santiago Real Estate Property Register for 1997 and inscribed in the margin of the corporate registration.

Among other matters, this amendment: (a) increased the term that Directors serve from 2 to 3 years and (b) modified Articles 10 and 14 of the By-Laws.

16.
The By-Laws were amended at the Corporation’s Extraordinary Shareholders’ Meeting held on February 6, 1998 and an abstract was executed into public deed on February 6, 1998 before Mr. Oscar Ernesto Navarrete Villalobos, Deputy Notary Public for Santiago Notary Public Mr. Juan Ricardo San Martín Urrejola.  The abstract of this deed of amendment was published in the Official Gazette No. 35.986 on February 9, 1998, registered on February 9, 1998 on page 3.556 No. 2.851 of the Business Registry of the Santiago Real Estate Property Register for 1998 and inscribed within the margin of the corporate registration.

Among other matters, this amendment (a) increased the Corporation’s share capital from US$415,160,946 divided into 120,376,972 Series A shares without nominal value and fully paid and 120,376,972 Series B shares without nominal value and fully paid to US$494,160,946 divided into 143,376,972 Series A shares without nominal value and 120,376,972 Series B shares without nominal value and (b) replaced Article 5, renamed the transitory article as transitory article No.1 and incorporated a new transitory article No.2.

17.
The By-Laws were amended at the Corporation’s Extraordinary Shareholders’ Meeting held November 20, 1998 and an abstract was executed into public deed on November 20, 1998 before Santiago Notary Public Mr. Juan Ricardo San Martín Urrejola.  The abstract of this deed of modification was published in the Official Gazette No. 36,224 on November 26, 1998, registered on November 26, 1998 on page 29.145 No.23.338 of the Business Registry of the Santiago Real Estate Property Register for 1998 and inscribed within the margin of the corporate registration.

Among other matters, this amendment replaced article 31 and transitory article No.2.

18.
The By-Laws were amended at the Corporation’s Extraordinary Shareholders’ Meeting held April 26, 2002 and an abstract was executed into public deed on April 26, 2002 before Santiago Notary Public Mr. Juan Ricardo San Martín Urrejola.  The abstract of the deed of amendment was published in the Official Gazette No. 37.251 on May 6, 2002, registered on May 6, 2002 on page 11.150 No.9.227 of the Business Registry of the Santiago Real Estate Property Register for 2002 and inscribed within the margin of the corporate registry.

Among other matters, this amendment modified article 13 in order to eliminate the penalty applicable to Directors who left the country for over three months.

19.
The By-Laws were amended at the Corporation’s Extraordinary Shareholders’ Meeting held May 25, 2005 and an abstract was executed into public deed on May 26, 2005 before Santiago Notary Public Mr. Juan Ricardo San Martín Urrejola.  The abstract of this deed of amendment was published in the Official Gazette No. 38,179 on June 7, 2005, registered on June 8, 2005 on page 19.598 No.14.193 of the Business Registry of the Santiago Real Estate Property Register for 2005 and inscribed within the margin of the corporate registry.

Among other matters, this amendment modified article 31 in order to incorporate the concept of “related persons” and other associated terms that were already included in article 31 Bis of said By-Laws.

20.
The Extraordinary Shareholders Meeting of SQM, held on April 29, 2010, amended the By-laws of the same. The public deed containing the Minutes of said Meeting was issued on April 29, 2010, before Mr. Juan Ricardo San Martín U., Notary Public of Santiago and the abstract of such public deed was published in the Official Gazette N° 39.662 of May 17, 2010, and thereafter registered. on May 20, 2010, at page 24.192 N° 16.590 in the Registry of Commerce of the Real Estate Register of Santiago of such same year.

Basically, the amendment (a) reflected the “SQM” commercial name (b) established the Company’s domicile in the City of Santiago (c) added the production, distribution, purchase, transfer, ownership and commercialization of geothermal energy as a new corporate purpose (d) confirmed that the Company’s capital is of US$477.385.979 divided into 142.819.552 Series A shares and into 120.376.972 Series B shares, without nominal value, all fully subscribed and paid (e) corrected typos and language in all Articles of the By-laws (f) adjusted the By-laws to the outstanding provisions of Laws N° 18.046 and N° 20.382 and of Decree Law N° 3.500 (g) eliminated Article 43 and Transitory Article 2 and (h) replaced the restated By-laws for a new outstanding rewrote text of the same.

TITLE ONE
NAME, ADDRESS, DURATION, AND PURPOSE

ARTICLE ONE. An open stock Company is hereby constituted under the name of “Sociedad Química y Minera de Chile S.A.”, and that for advertising purposes, may also act as “Soquimich” or “SQM”. It will be governed by these By-laws, the provisions of Law N°18.046, its Regulations and other relevant legal provisions and the amendments of the same.

ARTICLE ONE BIS. Notwithstanding the foregoing, the Company is subject to the provisions contained in Decree Law N°3.500 and its amendments as it falls within the conditions foreseen in Title XII of such Decree Law.

ARTICLE TWO. The Company will be domiciled in the city of Santiago, notwithstanding the special legal domiciles of its agencies or branches or and offices to be established in other locations within the country or abroad.

ARTICLE THREE. The duration of the Company will be indefinite.

ARTICLE FOUR. The Company’s specific purposes will be to: -a- perform all kinds of chemical or mining activities and businesses including, among others, those related to researching, prospecting, extracting, producing, working, processing, purchasing, disposing of, and commercializing properties, as applicable, of all metallic and non-metallic and fossil mining substances and elements of any type or nature, to be obtained from them or from one or more concessions or mining deposits, and in their natural or converted state, or transformed into different raw materials or manufactured or partially manufactured products, and of all rights and properties thereon -b- manufacture, produce, work, purchase, transfer ownership, import, export, distribute, transport and commercialize in any way all kinds of fertilizers, components, raw materials, chemical, mining, agricultural and industrial products and their by-products -c- generate, produce, distribute, purchase, transfer ownership, and commercialize, in any way, all kinds of electrical, thermal, geothermal or other type of power, and hydric resources or water rights in general -d- request, manifest, claim, constitute, explore, work, lease, transfer ownership, and purchase, in any way, all kinds of mining concessions -e- purchase, transfer ownership, and administer, in any way, any kind of telecommunications, railroads, ships, ports, and any means of transport, and represent and manage shipping companies, common carriers by water, airlines, and carries in general -f- manufacture, produce, commercialize, maintain, repair, assemble, construct, disassemble, purchase and transfer ownership, in any way, any kind of electromechanical structure, and substructure in general, components, parts, spares, or parts of equipment, and machines, and execute, develop, advice, and commercialize any kind of electromechanical or smelting activities -g- purchase, transfer ownership, lease, and commercialize any kind of agribusiness and farm forestry activities in any way -h- purchase, transfer ownership, lease, and commercialize, in any way, any kind of urban or rural real estate -i- render any kind of health services and manage hospitals, private clinics, or similar facilities -j- construct, maintain, purchase, transfer ownership, and manage, in any way, any kind of roads, tunnels, bridges, water supply systems and other required infrastructure works, without any limitation, regardless of whether they may be public or private, among others, and participate in bids and enter into any kind of contracts, and be the legal owner of the applicable concessions and -k- purchase, transfer ownership, and commercialize, in any way, any kind of intangible properties such as shares, bonds, debentures, financial assets, commercial papers, shares or rights in company’s, and any kind of bearer securities or instruments, and to administer such investments, acting always within the Investment Policy and Financing Policy approved by the applicable General Shareholders’ Meeting. The Company may comply with the foregoing acting by itself or through or with other different legal entities or natural persons, within the country or abroad, with properties of its own or owned by third parties, and additionally, in the ways and territories, and with the aforementioned properties and purposes, may also construct and operate industrial or agricultural facilities or installations; constitute, administer, purchase, transfer ownership, dissolve, liquidate, transform, modify, or form part of partnerships, institutions, foundations, company’s, or associations of any kind or nature; perform all actions, enter into all contracts, and incur in all obligations convenient or necessary for the foregoing; perform any business or activity related to its properties, assets, or patrimony, or with that of its affiliates, associated companies, or related companies, and render financial, commercial, technical, legal, auditing, administrative, advisory, and other pertinent services.

TITLE TWO
CAPITAL AND SHARES

ARTICLE FIVE. The Company’s share capital amounts to US$477.385.979 divided into 142.819.552 Series A shares and 120.376.972 Series B shares. All such shares are registered shares, without nominal value and they have been wholly issued, subscribed and paid. The Series B shares may in no case exceed 50% of the Company’s issued, subscribed and paid shares and have a restricted right to vote as they can only elect one Director of the Company, regardless of its ownership on the total shares of the Company and the preferences of -a- calling to an Ordinary or Extraordinary Shareholders’ Meeting when the shareholders of at least 5% of the Series B shares request the same and -b- call an Extraordinary Board of Director’s Meeting, without the qualification of the same by the Chairman, when it is requested by the Director elected by the shareholders of said Series B. The restriction and preferences of the Series B shares will be in force for 50 continuous years as from June 3, 1993. The Series A shares have the preference to exclude the Director elected by the Series B shares from the voting process in which the Chairman of the Board of Directors and of the Company is to be elected, if there is a tie in the first voting process. The preference of the Series A shares will be in force for 50 continuous years as from June 3, 1993. The form of the listed securities, their issuance, exchange, disabling, loss, replacement, assignment and other circumstances thereon will be ruled pursuant to the provisions of Law N°18.046 and its Regulations.

ARTICLE FIVE BIS. No person may directly or by means of third related persons concentrate more than 32% of the Company’s capital with right to vote. Minority shareholders must have at least 10% of the Company’s capital with right to vote, and at least 15% of such capital must be underwritten by over 100 shareholders not related among them, and each of them must own a minimum equivalent to 100 Unidades de Fomento in shares according to their value determined in the last balance. The Company’s administrators must pursue the strict compliance of the foregoing pursuant to the applicable terms established in Decree Law N°3.500. In addition, the Company, when requested to register some stock transfer, shall solely register under the applicable shareholder’s name the amount of shares which do not surpass the stock’s concentration limit established in these By-laws. In the event that some shareholder owns an amount of shares greater than the number allowed by these By-laws, the Company, within 15 days, must inform the shareholder about it, in order for him to sell the excess. This is without detriment of the obligation for both parties to sign a commitment of non-concentration of shares under the terms provided by Decree Law N°3.500. Shareholders will have no right to underwrite preferred shares when this implies surpassing the concentration margin established in these By-laws. The Company may request from its shareholders the information requested to determine if there are related persons or, in case the shareholders are legal entities, the names of their main partners or shareholders, and those of the natural persons related thereon. The shareholders will be obliged to provide such information. A minority shareholder and related persons are to be understood as per the definitions stated thereon in Decree Law N°3.500 and in Law N°18.045.

ARTICLE SIX. The Company will keep a record of every shareholder, registering their domiciles and the amount of shares owned by each of them.

ARTICLE SEVEN. The Company neither recognizes nor accepts divided shares. In the event that two or more persons are sharing one share, they must appoint a common representative to act before the Company.

ARTICLE EIGHT. Once the loss, theft, robbery or disabling of a listed security, or another similar accident, has been verified, the replacement of the listed security will be performed pursuant to the rules in Law N°18.046 and its Regulations.

TITLE THREE
ADMINISTRATION

ARTICLE NINE. The Company will be managed by a Board of Directors composed of eight members. Series A Shareholders will elect seven Directors, and Series B shareholders will elect one Director. The Directors may be shareholders or not. At least one of the eight Directors must be independent as referred to in Law N°18.046 and the designation and replacement of such independent Director shall be carried out in accordance with the provisions of such Law. The Company shall also appoint a Directors’ Committee that will have the powers and duties described in Article 50 bis of Law N°18.046 and will be composed as indicated in such Article. The resolutions, agreements and organization of the Committee shall be governed, as applicable, by the regulations relating to the meetings of the Board of Directors of the Company.

ARTICLE TEN.  Directors will remain in their posts for three years, and they can be reelected indefinitely. The Directors will stay in their posts after their terms expire if the Shareholders’ Meeting has not been held in time, so as to elect the new Directors. In that event, the Board of Directors must call a Meeting so as to appoint the applicable Directors within the period stipulated by the Law.

ARTICLE ELEVEN. In order to elect the Directors at the applicable Shareholders’ Meeting, each Series A share and each Series B share will have the right to only one vote. Series A shareholders and Series B shareholders will vote separately, and those persons with the highest majority in each Series will be elected, until the number of posts each Series has the right to elect has been completed.

ARTICLE TWELVE. The minutes containing the Directors’ election performed at the applicable Shareholders’ Meeting, will include the names of all Series A and Series B shareholders attending the meeting, specifying the number of shares they voted for themselves or acting for third parties, and stating the general result of the election. Such minutes must also include the names of all candidates proposed to be elected as Independent Directors and whether or not such candidates made the sworn statement indicated in Article 50 bis of Law N°18.046 available to the Company’s Chief Executive Officer.

ARTICLE THIRTEEN. Any Director who does not attend three consecutive meetings due to reasons not considered reasonable by the Board of Directors, will as a matter of fact, stop performing his functions, and must be replaced without delay and formalities. In this case, and in the cases of conflict of duties, resignation, dismissal, death, bankruptcy, or any other inability disabling a Director to perform his duties, the Board of Directors will appoint the replacement in accordance with the provisions of the Law, who will remain in his or their position until the Company’s next Shareholders’ Meeting at which all the Directors are to be elected.

ARTICLE FOURTEEN. At the first meeting to be held by the Board of Directors after the election, a Chairman and, immediately afterwards, a Vice-Chairman, will be appointed from among its members. These appointments will be made with the votes of the absolute majority of Directors attending the meeting, and in the event of a tie, a new voting will be performed, where only the Directors elected by Series A shareholders will participate. Each of them will remain three years in his post, and can be reelected indefinitely. If any of these posts becomes vacant due to any reason, before the expiration period stated in the foregoing paragraph, the Directors will appoint someone new for the remaining period. The foregoing will be performed with the same quorum, and restrictions indicated for a tie. In the Board of Directors’ Meetings, the duties of Secretary will be performed by the Company’s Chief Executive Officer or by the person specifically designated for such purpose by the Board of Directors.

ARTICLE FIFTEEN. The Board of Directors will meet or be in session at least once a month and the Directors’ Committee will meet or be in session at least once every three months. There will be ordinary and extraordinary Board of Directors and Directors’ Committee meetings. The former will be held on dates previously specified by the same Board of Directors or Directors’ Committee. The latter will be held when specially called for by the Chairman of the Board or of the Committee himself or due to instructions of one or more Directors, subject to the previous judgment of the need thereon by the Chairman, unless the meeting is requested by the absolute majority of the Directors, or, only with respect to the Board of Directors, by the Director elected by the Series B shareholders, in which events the meeting is to be held without the previous judgment of its need. In the extraordinary meetings, only the matters specifically indicated in the meeting’s notice can be discussed.

ARTICLE SIXTEEN. Operations between the Company and its Directors are regulated by the provisions of Title XVI of Law N°18.046. Such provisions apply when one or more Directors are involved and, also, when one or more Directors, acting on behalf of third parties, are involved, as well as when one or more of the other parties related to or associated with such Directors and mentioned in the aforementioned Title are involved.

ARTICLE SIXTEEN BIS.  The Company may only carry out operations with related parties in accordance with the provisions of Title XVI of Law N°18.046. All acts and contracts entered into by the Company with its majority shareholders, its Directors or Principal Executives, or with persons related to them, must be previously approved by two-thirds of the Board of Directors, and must be recorded in the corresponding Minutes, without detriment to the provisions thereon, in Title XVI of Law N°18.046, and other applicable provisions of the same body of laws, or its Regulations concerning Directors.

ARTICLE SEVENTEEN. Directors will be remunerated for their duties. The amount of their remuneration and that of the members of the Directors’ Committee will be fixed yearly by the Ordinary Shareholders’ Meeting.

ARTICLE EIGHTEEN. The Board of Directors, in order to comply with the corporate purposes, which is not necessary to demonstrate before third parties, will have the Company’s court-ordered representation and out-of-court representation, and will be invested of all administrative and disposing powers that can be legally granted to it, including those acts and contracts that require special power, excluding only those issues that the Law or these By-laws establish as exclusive of the Shareholders’ Meetings. The foregoing is without detriment of the court-ordered representation corresponding to the Chief Executive Officer of the Company.

ARTICLE EIGHTEEN BIS. While performing the duties indicated in the foregoing article, the Board of Directors must always remain within the limits determined by the Investment Policy and the Financing Policy approved by the Ordinary Shareholders’ Meeting pursuant to the provisions of Article 119 of Decree Law N°3.500.

ARTICLE NINETEEN. The quorum for the Board of Directors’ meetings will be of five members, and the agreements will be taken by a majority of the Directors in attendance. In the event of a tie, the vote of the presiding party will decide. The quorum for the Directors’ Committee meetings will be of two members, and the agreements will be taken by a majority of the Directors in attendance. In the event of a tie, the vote of the presiding party will decide.

ARTICLE TWENTY. The Board of Directors may delegate part of its authority to the Company’s Officers, Executives, or Attorneys, to a Director or a Commission of Directors, and for purposes expressly determined, to third parties.

ARTICLE TWENTY ONE. The deliberations and agreements of the Board of Directors and the Directors’ Committee will be recorded in the respective Minutes Book, which must be signed by the members attending the meeting, and by the Secretary. If one of them dies or becomes unable for any reason, the circumstance of this impediment will be recorded in the Minutes thereof. The Minutes will be considered as approved from the moment it has been signed by the aforementioned persons, and as of such moment onward, the agreements may be put into force. Notwithstanding the above, the agreements approved at a meeting can be put into force without waiting for the Minutes to be approved if there is a unanimous vote by the Directors in attendance to that effect. In such case, the agreement adopted shall be recorded in a document signed by such Directors. In any event, the applicable minutes must be signed before the next ordinary meeting of the Board of Directors.

ARTICLE TWENTY TWO. The Director willing to exempt his liability for some act or agreement of the Board of Directors, must state his opposition in the Minutes, and the Chairman of the Board of Directors must inform such matter in the next General Shareholders’ Meeting.

TITLE FOUR
CHAIRMAN AND VICE-CHAIRMAN OF THE BOARD OF DIRECTORS
CHIEF EXECUTIVE OFFICER OF THE COMPANY

ARTICLE TWENTY THREE. The Chairman will be the Chairman of the Board of Directors, and of the Shareholders’ Meetings, and he will be specially entrusted to -a- act as chairman of the Board of Directors’ meetings, and of the General Shareholders’ Meetings -b- convoke the Board of Directors and Shareholders’ Meetings in accordance with these By-laws and the Law and -c- perform the other duties indicated in these By-laws and in the Law or those entrusted to him by the Board of Directors.

ARTICLE TWENTY FOUR. The Vice-Chairman will replace the Chairman in the event of absence or temporary inability of the latter, with the same powers and without the need to demonstrate this fact to third parties. In the event of absence or inability of the Vice-Chairman, he will be replaced by the senior Director and, if this is not possible, by the Director appointed by the Board of Directors.

ARTICLE TWENTY FIVE. The Board of Directors will appoint a Chief Executive Officer, who will have all the powers and duties applicable to a commercial agent, and those others provided in the Law or in these By-laws, or specifically assigned to him by the Board of Directors. The post of Chief Executive Officer is incompatible with the post of the Company’s Chairman, Director, Auditor or Accountant of the Company.

TITLE FIVE
SHAREHOLDERS’ MEETINGS

ARTICLE TWENTY SIX. The Shareholders will hold Ordinary and Extraordinary Meetings.

ARTICLE TWENTY SEVEN. The Ordinary Meeting will take place within the four month period following the Balance date, at the place, date, and time determined by the Board of Directors, to address the following matters -a- to approve or reject the Report Statement, the Balance and the Financial Statements submitted by the Company’s Board of Directors or the Liquidators; to review the Company’s condition and the Inspectors’ reports -b- to pronounce on the distribution of profits, if any, for each accounting year and, specially, on the distribution of dividends -c- to elect or to revoke, when applicable, the members of the Board of Directors or the Liquidators and Inspectors -d- to designate each year an independent external audit firm in order to review the Company’s accounting, inventory, balance and other financial statements, with the commitment of submitting a written report during the next Ordinary Shareholders’ Meeting, about the fulfillment of its mandate with at least 15 days in advance to such meeting -e- to fix the Board of Directors’ and Directors’ Committee’s remuneration and to determine the budget for the operating expenses of the Directors’ Committee and its advisors and -f- any other matter related to the interests and progress of the Company, except matters which must be addressed in the Extraordinary Shareholders’ Meeting, pursuant to the Law or these By-laws. The Ordinary Shareholders’ Meeting will also take place when the Superintendency of Securities so determines.

ARTICLE TWENTY SEVEN BIS. In addition to the foregoing article, the Ordinary Meeting will approve the Investment Policy and the Financing Policy proposed by the Administration under the terms provided in Article 119 of Decree Law N°3.500. The Ordinary Meeting will also designate, on an annual basis, two Regular and two Alternate Account Inspectors with the authority established in Article 51 of Law N°18.046.

ARTICLE TWENTY EIGHT. The Extraordinary Shareholders’ Meeting will be held when the Board of Directors deems necessary, when requested by shareholders representing at least 10% of the Company’s total issued shares, or when requested by Series B shareholders representing at least 5% of the issued Series B shares, in order to address the following matters -a- dissolution of the Company -b- transformation, merge or division of the Company and modification of its By-laws -c- issuing of bonds or debentures that may be converted into shares -d- disposal of assets and formulation or modification of the business plans mentioned in Article 67 N°9 of Law N°18.046 -e- approval or ratification of the execution of acts or contracts with related parties in accordance with the provisions of Article 147 of Law N°18.046 -f- furnishing collateral securities or personal guarantees to give bail for third party’s liabilities, except if these are subsidiary companies, in which case the Board of Directors’ approval will be enough and -g- other matters which are determined by the Law, by these By-laws or by the Board of Directors. All the matters indicated in letters -a-, -b-, -c-, -d- and -e-, above, can only be agreed upon in a Shareholders’ Meeting held in the presence of a Notary Public who must attest that the written Minutes are a true statement of what happened and was agreed upon in the Meeting. The Extraordinary Shareholders’ Meeting will also take place when the Superintendency of Securities so determines. When calling an Extraordinary Shareholders’ Meeting, the notice must indicate its objective, and only those matters included in the notice can be addressed.

ARTICULO TWENTY EIGHT BIS. Notwithstanding the foregoing article, other matters to be addressed in the Extraordinary Meeting are -a- transferring the ownership of the Company’s properties or rights, considered essential for its operation, according to the Financing Policy and the constitution of guaranties thereon, and -b- the anticipated modification of the Investment Policy or of the Financing Policy approved by the Ordinary Shareholders’ Meeting.

ARTICLE TWENTY NINE. The call to a Shareholders’ Meetings, either Ordinary or Extraordinary, will be by means of a highlighted advertisement published at least three times and on different days in the newspaper of the legal address determined by the Shareholders’ Meeting, and in the way and under those conditions indicated by the Regulations.  Additionally, a notice will be sent by mail to each shareholder with at least 15 days prior to the date of the Meeting, which will include a reference of the matters to be addressed thereby and information for obtaining complete copies of the documents describing the different options that will be subject to vote. However, those meetings with the attendance of all shares with a right to vote may be legally held, even if the foregoing formal notice requirements are not met. Any Shareholders’ Meeting must be informed to the Superintendency of Securities with at least 15 days in advance.

ARTICLE THIRTY. The Shareholders’ Meetings, either Ordinary or Extraordinary, will be constituted in the first notice with shares representing at least the absolute majority of the issued shares with voting rights, and in the second notice, with those that attend, regardless of their number. Agreements will be adopted by the absolute majority of the present or represented shares with voting rights, notwithstanding those special majorities stated by the Law or these By-laws. The agreements to increase Series B shares’ participation above 50% of the Company’s total shares will require the agreeing vote of two thirds of the shares present or represented with voting rights in the respective Shareholders’ Meeting of the Company.

ARTICLE THIRTY ONE. Only shareholders of record that are registered in the Shareholders’ Register five business days prior to a Shareholders’ Meeting will have the right to participate and vote in such a meeting. Each shareholder will have the right to one vote for each share it owns or represents. No holder of Series A or Series B shares will have the right to exercise for itself or on behalf of other holders of Series A or Series B shares the right to vote more than 37.5% of the outstanding shares of each such class entitled to vote. For purposes of calculating such percentage, shares owned by persons related to such shareholder shall be added to the shares held by such shareholder. Apart from the aforesaid voting limitations, and the preferences corresponding to the Series A and Series B shares, the holders of both Series of shares will have identical rights in the Company. Shareholders may be represented in Shareholders Meetings by third parties, whether or not such third party is also a shareholder, by means of a proxy.

ARTICLE THIRTY ONE BIS. Notwithstanding the provisions contained in the preceding article, no shareholder will have the right to exercise for itself or on behalf of other shareholders the right to vote more than 32% of the outstanding shares of the Company entitled to vote, with any excess of such 32% being deducted from the number of shares such holder may vote. For purposes of calculating such percentage, shares owned by persons related to such shareholder shall be added to shares held by such shareholder. In addition, no person may represent shareholders that collectively have more than 32% of the outstanding shares of the Company.

ARTICLE THIRTY TWO. Parties attending the Meeting must sign an attendance record where, after each signature, the signatory’s stock number and Series, and the stock number and Series he is representing, with the name of the represented party, must be indicated.

ARTICLE THIRTY THREE. Elections held at Shareholders’ Meetings shall be carried out in accordance with the provisions of these By-laws and Law N°18.046 and its Regulations. The deliberations and agreements of the Meetings will be recorded in a Minutes Book that will be kept by the Secretary. The Minutes will be signed by the Chairman or by his replacement, by the Secretary and by three shareholders elected at the Meeting, or by all shareholders if there were less than three. The Minutes will be considered as approved from the moment it has been signed by the aforementioned persons, and from that moment on, the agreements taken in it may be put into force.

ARTICLE THIRTY FOUR. The Inspectors elected by the Ordinary Shareholders’ Meeting must review the Company’s accounting, inventory, balance and other financial statements, and provide a written report, in the next Ordinary Shareholders’ Meeting, about the fulfillment of that mandate.

TITLE SIX
BALANCE SHEET AND PROFIT DISTRIBUTION

ARTICLE THIRTY FIVE. Each year, on December 31, the accounting period will be closed and a General Balance of the Company’s assets and liabilities will be performed.

ARTICLE THIRTY SIX. The Board of Directors must submit a detailed annual report to the Ordinary Shareholders’ Meeting about the Company’s condition in the last accounting period, along with the general balance, the income statement, and the report thereon submitted by the inspectors. All these documents must clearly indicate the condition of the Company’s patrimony at the closing of the respective accounting period, and the profits earned or losses suffered therein. On a date not later than the first notice calling the Ordinary Shareholders’ Meeting, the Board of Directors must make a copy of the Company’s balance sheet and annual report available to each shareholder registered in the respective register, including the report of the inspectors and their respective notes. The duly audited general balance and income statements, and the other information determined by the Superintendency of Securities will be published once in a newspaper of wide circulation, in the location of the legal residence, with not less than 10 days and no more than 20 days in advance to the Meeting which will determine thereon. Additionally, the aforementioned documents must be submitted within the same term to the Superintendency of Securities in the number of copies that the latter determines, and they must be made available on the Company’s Web site.  The annual report, balance sheet, inventory, minutes, books, and reports of the inspectors, must be at the shareholders’ disposal in the Company’s offices 15 days prior to the Meeting. If the general balance and income statement are changed during the Meeting, the pertinent modifications will be sent to the shareholders within 15 days following the Meeting, and will be published in the same newspaper in which those documents were published, and within the same term.

ARTICLE THIRTY SIX BIS. Notwithstanding the foregoing article, the Board of Directors must send a copy of the Investment Policy and of the Financing Policy to be presented at the Ordinary Shareholders’ Meeting to each shareholder registered in the respective Register.

ARTICLE THIRTY SEVEN. Dividends will be paid exclusively out of the accounting period’s net profits, or out of the retained earnings from balances approved by the Shareholders’ Meeting, and they will be distributed in accordance with the provisions of the applicable Shareholders’ Meeting or Law N°18.046 and its Regulations. If the Company has accrued losses, the profits earned in the accounting period will be assigned in first place to absorb such losses.

ARTICLE THIRTY EIGHT. At least 30% of the accounting period’s net profits will be distributed yearly as dividend in money to the shareholders, proportionally to their shares, except as otherwise determined unanimously by the issued shares in the respective Meeting.

TITLESEVEN
DISSOLUTION AND LIQUIDATION

ARTICLE THIRTY NINE. The Company will be dissolved by those reasons indicated in Article 103 of Law N°18.046.

ARTICLE FORTY. Once the Company has been dissolved, it will be liquidated by a receiver committee constituted of three members elected by the Shareholders’ Meeting, which will also determine its powers, obligations, remuneration and term.

TITLE EIGHT
ARBITRATION

ARTICLE FORTY ONE. Any problem arising among the shareholders, or among them and the Company or their administrators, during its effective period or its liquidation, will be resolved by an arbitrator appointed by mutual agreement of the parties. If there is no agreement between the parties, the Superintendent of the Superintendency of Securities or the Ordinary Courts will make the appointment. The aforementioned arbitrage will not restrain the possibility that, when a conflict arises, the claimant may remove his knowledge for the arbitrator’s competency and submit the same to the decisions of Ordinary Courts. This right may not be exercised by the persons indicated in Article 125 of Law N°18.046.

TITLE NINE
SPECIAL REGULATIONS

ARTICLE FORTY TWO. While the Company is subject to the provisions contained in Title XII, and other pertinent provisions of Decree Law N°3.500, any modifications to the regulations established in Articles ONE BIS, FIVE BIS, SIXTEEN BIS, EIGHTEEN BIS, TWENTY SEVEN BIS, TWENTY EIGHT BIS, THIRTY ONE BIS and THIRTY SIX BIS, and herein, will require the quorum set forth in Article 121 of the mentioned Decree Law N°3,500.

TRANSITORY ARTICLE. The restrictions and preferences of the Company’s shares will extinguish at the term of 50 years, starting June 3, 1993. After this term, all shares in force at such date will be automatically converted in ordinary shares and the Company’s Board of Directors will call an Extraordinary Shareholders’ Meeting as soon as possible with the purpose of adapting and modifying the By-laws.

NOTE.  By-laws in force since April 29, 2010.